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                                                                   EXHIBIT 13.2
I. FINANCIAL INFORMATION

   ITEM 1. FINANCIAL STATEMENTS

             CIRCLE INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED INCOME STATEMENTS
            (unaudited, in thousands, except per share amounts)

                                                Three Months Ended           Six Months Ended
                                                    June 30,                     June 30,

                                            -----------------------------   --------------------------
                                            2000               1999             2000           1999
Revenue                                     $ 237,040       $ 195,215         $ 453,201      $ 378,068
Freight consolidation costs                   145,896         113,764           277,413        220,451
                                            ------------   -----------       ------------   ----------

Net revenue                                    91,144          81,451           175,788        157,617

Other costs and expenses:
     Salaries and related                      47,720          42,516             95,584        84,773
     Operating, selling and administrative     33,964          33,246             66,116        64,867
                                            ------------    ----------       -------------   ----------
Total other costs and expenses                 81,684          75,762            161,700       149,640
                                            ------------    ----------       -------------   ----------
Income from operations                          9,460           5,689             14,088         7,977

Other income (expense):
     Interest income (expense), net              (405)             98               (667)          173
     Income from affiliates, net                  758           1,202              1,144         1,706
     Other, net                                   409             602                639           687
                                            ------------    -----------      -------------    ----------

     Total other income, net                      762           1,902              1,116         2,566
                                            ------------    -----------      -------------    -----------

Income before taxes                            10,222           7,591             15,204        10,543

Taxes on income                                 3,700           2,771              5,504         3,848
                                            ------------    ------------     -------------    ------------

Net income                                    $ 6,522         $ 4,820            $ 9,700       $ 6,695
                                            ============    ============     =============    ============
Net income per share
     Basic                                     $ 0.37          $ 0.28             $ 0.55        $ 0.39
                                            ============    ============     =============    =============
     Diluted                                   $ 0.37          $ 0.28             $ 0.55        $ 0.39
                                            ============    ============     =============    =============
Weighted average common shares outstanding:
     Basic                                     17,646          17,148             17,574        17,130
                                            ============    ============     ==============   =============
     Diluted                                   17,790          17,269             17,741        17,218
                                            ============    ============     ==============   =============

Dividends declared per share                  $ 0.135         $ 0.135            $ 0.135       $ 0.135
                                            ============    ============     ==============   =============


             See Notes to Condensed Consolidated Financial Statements



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

                           CIRCLE INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (unaudited, in thousands, except share amounts)

                                                                    June 30,            December 31,
                                                                     2000                  1999
                                                                ----------------      ----------------
ASSETS
Current assets:
       Cash and equivalents                                            $ 52,490              $ 40,347
       Short-term investments                                            11,260                14,366
       Trade receivables, less allowance for doubtful
            accounts of: 2000, $7,267; 1999, $7,835                     292,369               284,504
       Other receivables                                                  9,204                10,415
       Other current assets                                               7,334                 8,402
                                                                ----------------      ----------------
            Total current assets                                        372,657               358,034

Property:                                                               195,142               186,807
       Less accumulated depreciation                                    (89,381)              (83,953)
                                                                ----------------      ----------------
            Property, net                                               105,761               102,854

Investments in unconsolidated affiliates                                 45,630                48,207
Goodwill, net                                                            31,001                31,166
Other assets                                                              6,540                 5,131
                                                                ----------------      ----------------
Total assets                                                          $ 561,589             $ 545,392
                                                                ================      ================

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Notes payable to banks                                           $ 1,447               $ 7,801
       Trade payables                                                   196,146               187,724
       Accrued salaries and related costs                                15,938                17,008
       Dividends payable                                                  2,389                 2,349
       Income taxes payable                                               4,028                 8,161
       Other liabilities                                                 26,999                27,350
                                                                ----------------      ----------------

            Total current liabilities                                   246,947               250,393

Minority interests                                                        9,325                 5,809
Deferred income taxes                                                    12,820                12,602
Capital lease obligation                                                  3,178                 3,369
Long-term notes payable                                                  40,257                32,244
Commitments and contingencies                                                 -                     -

Stockholders' equity:
       Preferred stock, $1 par: shares authorized, 1,000,000;
            none issued                                                       -                     -
       Common stock, $1 par: shares authorized, 40,000,000;
            shares issued and outstanding
            2000, 17,679,890; 1999, 17,419,001                           40,918                35,612
       Retained earnings                                                227,737               220,437
       Accumulated other comprehensive loss                             (19,593)              (15,074)
                                                                ----------------      ----------------
            Total stockholders' equity                                  249,062               240,975
                                                                ----------------      ----------------
Total liabilities and stockholders' equity                            $ 561,589        $      545,392
                                                                ================      ================


              See Notes to Condensed Consolidated Financial Statements



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

                 CIRCLE INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   (unaudited, in thousands)


                                                                               Six Months Ended
                                                                                    June 30,
                                                                          2000                  1999
                                                                    -----------------     -----------------
Operating activities:
     Net income                                                              $ 9,700               $ 6,695
     Adjustments to reconcile net income to net
     cash provided by (used in) operating activities:
        Depreciation and amortization                                          9,791                 7,494
        Provision for doubtful accounts                                        2,289                 1,849
        Deferred income taxes                                                    311                   420
        Gains on sales of assets                                                (797)                 (762)
        Equity in earnings of affiliates,
          net of dividends received                                           (1,154)                 (639)
        Net effect of changes in working capital                               1,914               (15,524)
                                                                    -----------------     -----------------
Net cash provided by (used in) operating activities                           22,054                  (467)
                                                                    -----------------     -----------------
Investing activities:
     Proceeds from sales of property                                           1,957                 2,399
     Proceeds from sales of marketable equity securities                           7                   500
     Net proceeds from sales (purchases)
       of short-term investments                                               4,285                  (723)
     Capital expenditures                                                    (14,861)               (9,526)
     Acquisitions of businesses                                               (4,189)               (1,878)
     Cash from newly consolidated subsidiary                                   5,582                     -
                                                                    -----------------     -----------------
Net cash used in investing activities                                         (7,219)               (9,228)
                                                                    -----------------     -----------------

Financing activities:
     Issuance of long-term notes payable                                       7,834                 5,950
     Repayment of short-term notes payable                                   (12,003)               (4,682)
     Dividends                                                                (2,360)               (2,313)
     Proceeds from issuance of stock                                           5,018                 1,022
                                                                    -----------------     -----------------
Net cash used in financing activities                                         (1,511)                  (23)
Effect of exchange rate changes on cash                                       (1,181)               (1,363)
                                                                    -----------------     -----------------
Increase (decrease) in cash and equivalents                                   12,143               (11,081)
Cash and equivalents at beginning of period                                   40,347                44,586
                                                                    -----------------     -----------------
Cash and equivalents at end of period                                       $ 52,490              $ 33,505
                                                                    =================     =================


               See Notes to Condensed Consolidated Financial Statements



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

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (unaudited)
Note 1 - General

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments (which include normal recurring accruals) necessary to present fairly the financial position as of June 30, 2000 and the results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles generally accepted in the United States of America. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Circle International Group, Inc.(Circle) 1999 Annual Report to Stockholders incorporated by reference in Circle's 1999 Form 10-K, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Form 10-Q. Certain 1999 amounts have been reclassified to conform to the 2000 presentation.


Note 2 - Comprehensive Income

Other comprehensive income represents foreign currency translation adjustments and unrealized gains and losses on marketable securities classified as available-for-sale incurred during the respective quarters.

Circle's total comprehensive income was as follows:

                                                                    Three Months Ended                 Six Months Ended
                                                                         June 30,                          June 30,
                                                               -----------------------------     -----------------------------
                                                                   2000            1999              2000            1999
                                                               (in thousands)                    (in thousands)
Net Income                                                        $  6,522         $  4,820         $  9,700        $  6,695

Other comprehensive income (loss):
      Change in cumulative translation adjustments                  (2,521)            (489)          (4,522)         (3,025)
      Unrealized gains (losses) on marketable securities, net           (2)              (1)               2              39
                                                               -------------   -------------     -------------   -------------

Comprehensive income                                              $  3,999         $  4,330         $  5,180        $  3,709
                                                               =============   =============     =============   =============

Note 3 - New Accounting Standards

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that derivatives be carried at fair value and provides for hedge accounting when certain conditions are met. This statement is effective for Circle beginning in the year 2001. Circle believes adoption of this statement will not have a material impact on its consolidated financial statements.

Note 4 - New Staff Accounting Bulletin

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides the SEC staff's views on selected revenue recognition issues. The guidance in SAB 101 must be adopted during the Company's quarter ended December 31, 2000 and the effects, if any, are required to be recorded through a retroactive, cumulative-effect adjustment as of the beginning of the fiscal year, with a restatement of all prior interim quarters in the year. Management has not completed its evaluation of the effects, if any, that SAB 101 will have on the Company's income statement presentation, operating results or financial position.


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

Note 5 - Acquisitions

Effective January 1, 2000, the Company acquired an additional 1% interest in Circle Freight International (Taiwan) Ltd. and began consolidating this subsidiary, recognizing a 49% minority interest.


Note 6 - Subsequent Events

On July 2, 2000 the Company signed a definitive agreement to merge with EGL, Inc. ("EGL"), a provider of air freight forwarding and other transportation and logistics services. In conjunction with the agreement, each share of the Company's common stock will be converted into one share of EGL common stock. When complete, EGL shareholders will own approximately 63 percent and Circle shareholders will own approximately 37 percent of the combined company's outstanding shares. The business combination is expected to be accounted for as a pooling of interests. Following the merger, Circle will be a wholly owned subsidiary of EGL. Consummation of the merger is conditioned upon, among other things, the approval of a majority of the Company and EGL's outstanding shares and other customary conditions.

On July 28, 2000 the Federal Trade Commission and the Department of Justice granted a request for early termination of the 15-day waiting period under the Hart-Scott-Rodino Antitrust Improvement Acts in connection with the impending merger.



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

Note 7 - Business Segment Information

Circle's reportable segments are geographic segments that offer similar products and services. They are managed separately because each segment requires close customer contact and each segment is affected by similar economic conditions. Certain information regarding Circle's operations by region is summarized below.

(in thousands)
                                                    Europe &         Asia &                        Elimi-       Consoli-
                                     Americas      Middle East    South Pacific    Corporate      nations        dated
                                   -----------------------------------------------------------------------------------------
Three months ended June 30, 2000
Total revenue                           $ 98,083        $ 54,102        $ 94,065            $ -     $ (9,210)     $ 237,040
Transfers between regions                 (3,502)         (2,678)         (3,030)             -        9,210              -
                                   -----------------------------------------------------------------------------------------
Revenues from customers                 $ 94,581        $ 51,424        $ 91,035            $ -         $  -      $ 237,040
                                   =========================================================================================
Net revenue                             $ 46,024        $ 24,333        $ 20,787            $ -          $ -       $ 91,144
                                   =========================================================================================
Income (loss) from operations            $ 8,361         $ 5,243         $ 3,342       $ (7,486)         $ -        $ 9,460
                                   =========================================================================================

Three months ended June 30, 1999
Total revenue                           $ 90,328        $ 45,390        $ 65,391            $ -     $ (5,894)     $ 195,215
Transfers between regions                 (2,138)         (1,307)         (2,449)             -        5,894              -
                                   -----------------------------------------------------------------------------------------
Revenues from customers                 $ 88,190        $ 44,083        $ 62,942            $ -          $ -      $ 195,215
                                   =========================================================================================
Net revenue                             $ 41,646        $ 21,457        $ 18,348            $ -          $ -       $ 81,451
                                   =========================================================================================
Income (loss) from operations            $ 6,112         $ 3,506         $ 3,869       $ (7,798)         $ -        $ 5,689
                                   =========================================================================================

Six months ended June 30, 2000
Total revenue                          $ 190,687       $ 103,137       $ 176,110            $ -    $ (16,733)     $ 453,201
Transfers between regions                 (6,230)         (4,895)         (5,608)             -       16,733              -
                                   -----------------------------------------------------------------------------------------
Revenues from customers                $ 184,457        $ 98,242       $ 170,502            $ -          $ -      $ 453,201
                                   =========================================================================================
Net revenue                             $ 89,619        $ 46,632        $ 39,537            $ -          $ -      $ 175,788
                                   =========================================================================================
Income (loss) from operations           $ 13,275         $ 8,328         $ 5,951      $ (13,466)         $ -       $ 14,088
                                   =========================================================================================

Six months ended June 30, 1999
Total revenue                          $ 180,586        $ 86,603       $ 121,842            $ -    $ (10,963)     $ 378,068
Transfers between regions                 (3,351)         (2,990)         (4,622)             -       10,963              -
                                   -----------------------------------------------------------------------------------------
Revenues from customers                $ 177,235        $ 83,613       $ 117,220            $ -          $ -      $ 378,068
                                   =========================================================================================
Net revenue                             $ 80,738        $ 41,414        $ 35,465            $ -          $ -      $ 157,617
                                   =========================================================================================
Income (loss) from operations           $ 11,157         $ 5,967         $ 6,710      $ (15,857)         $ -        $ 7,977
                                   =========================================================================================


Revenue from transfers between regions represents approximate amounts that would be charged if the services were provided by an unaffiliated company. Total regional revenue is reconciled with total consolidated revenue by eliminating inter-regional revenue.


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